Exclusive Distribution Agreement

This Distribution Agreement is entered into as of August 1, 2000, by and between Desert Health Products Inc. ("DHPI") Scottsdale, Arizona 85260 U.S.A.

                                     and

Silmarc Pharma s.r.l., Via Salicchi, 893 - S. Marco -55100 Lucca, Italy

1. Definitions.

Products means dietary supplements and other products specified on attached price list and their new formulation or extended indication.

Additional products means any new additional products incorporated into the existing Agreement.

Territory means Italy, Republic of San Marino and Vatican State.

Additional territories means any new additional territories incorporated into the Agreement according to the provisions set forth in Schedule 3A)

Affiliate means persons or entities that directly or indirectly through one or more intermediaries control or are controlled by or are under common control with a specified party. The term control (including the terms controlled by and under common control with) means the possession directly or indirectly of the power to direct of cause the direction of the management and policies of an entity whether through the ownership of voting securities by contract or otherwise.

Adverse events means any undesirable event (from any source including consumers) reported to Silmarc Pharma, or of which Silmarc Pharma becomes aware associated with the use of the Products in humans. This includes events experienced in the course of use. DHPI accepts no liability beyond what insurance is or may be in accordance with the product liability, as per attached copy of the insurance.

Effective Date means the date on which this Agreement takes effect that, for the purpose of this contract, is its signature.

Term shall commence on the Effective Date and, unless terminated sooner pursuant to Article 9 hereof, continue through a period of five (5) years as of the Effective Date.

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2. Distribution.

 DHPI agrees to grant Silmarc Pharma a 60 days first right of refusal to distribute In Italy any other new products inserted into its product portfolio on terms and conditions at least equal to the terms and conditions promised by any third parties.

 DHPI is entitled to sell any product refused by Silmarc Pharma in the Territory under a non DHPI label with the exception of the provisions outlined in paragraph 6 incorporated here-in.

3. Exclusivity.

 DHPI hereby appoints Silmarc Pharma as of the Effective Date its exclusive distributor for the Products in Addendum A in the Territory for the Term thereof.

 During the Term Silmarc Pharma shall not promote the sales of the Products outside of the Territory, unless previously agreed with D1HPI. However, Silmarc Pharma is entitled to sell the Products in the Territory using third parties or directly through its sales force.

     a) Within 3 months from Effective Date, Silmarc Pharma will provide a list to DHPI of the additional territories Silmarc Pharma is currently contemplating doing business in with the DHPI label. DHPI will notify Silmarc Pharma within 60 days from receipt of the request whether or not the requested territory is available to be added to the current contract in effect. If the requested territory is added to the existing contract, then the parties will convene to duly revise the annual minimum order set forth in Article 7.

4. Orders and Payments.

 Silmarc Pharma will Issue a valid purchase order at least 4 to 6 weeks before the requested delivery date to Silmarc Pharma's warehouse or any other location designated by Silmarc Pharma in the order.

 Nevertheless Silmarc Pharma reserves the right to adjust the last order within 20 days from the issuance date of the order and such deviation will be in the range of +/-20%.

 The products price list is attached to this agreement which is valid as of the Effective Date of the Agreement.

 The prices are in US $, FCA our warehouse in Scottsdale, A7- U.S.A. Initial order must be placed within 90 days from the Date of obtainment by Silmarc Pharma of all the necessary authorizations from the local Health Authorities for the marketing of the products in the Territory.

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 The parties agree that total annual purchases are subject to discounts set forth in the following table:

          * up to US $ 300.000   no discount

          *from US$ 300.000 to 1 .000-000 2% discount

          *over US$ 1.000.000    4% discount

 The discounts indicated above will be credited to Silmarc Pharma within the month of January based upon the whole purchases made during the previous calendar year.

 DHPI agrees to give Silmarc Pharma a written notice about any price increase from January 1 the following year, before September 30th.

 With every order Silmarc Pharma shall pay 50% of the amount with the order, and the balance, minus 1 % discount for the 50% up-front, to be paid against documents.

5. Silmarc Pharma's Obligations.

 Silmarc Pharma hereby agrees to use its reasonable efforts to market, sell and distribute the Products in the Territory and to do all things reasonably necessary or advisable to establish and maintain the Products as high performing products in the markets in the Territory.

6. Desert Health Products Inc. Obligations.

 DHP1 warrants that all of the Products sold and delivered to Silmarc Pharma hereunder shall be manufactured according to the GMP rules and shall comply with the Products specifications set forth in Addendum B (as evidenced by a Certificate of Analysis or other comparable documents accompanying shipments of Products from DHPI to Silmarc Pharma) and shall be packaged and labeled in conformity with and shall meet or exceed all standards of quality imposed by the applicable laws and rules and regulations promulgated thereunder in effect in the Territory as the same shall be notified from time to time by Silmarc Pharma to DHPL Marks, trade names and logos of Silmarc Pharrna could appear on the packaging for or in connection with the marketing of the Products as per agreement, and DHPI hereby grants to Silmarc Pharma a royalty-free right to use for the Products the trademarks registered in the Territory by DHPI

 DHPI warrants that it will:

     Supply the Product to Silmarc Pharma in accordance to the provisions set forth in Article 4 and at the date indicated by Silmarc Pharma in the Purchasing Order to the best of its ability

     Grant Silmarc Pharma 5% discount for the first USD 250.000 in purchase for advertisement support, based on prices listed in Addendum A

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      Give Silmarc Pharma 100 bottles free of charge for marketing purposes when a new product is entering the market in the Territory.

7. Minimum orders.

 Silmarc Pharma agrees to buy Products for at least

               US $ 50.000 for the first year,
               US $ 70.000 for the second year
               US $ 100.000 for the third year

 and minimum US $ 100.000 for each subsequent year this Agreement is in effect based on the commercialization date.

 This minimum order relates to the initial products listed in Addendum A.

 If additional products are added and incorporated into this existing contract, a new minimum order shall be negotiated in good faith by both parties.

 In the case Silmarc Pharma fails to meet the annual minimum requirements set forth above, DHPI will notify Silmarc Pharma of this potential default and Silmarc Pharma will have 90 days to correct default, otherwise DHPI shall have the right, at Its sole discretion, to change this Agreement from Exclusive to Semi-Exclusive. In Such case, the minimum amounts set forth above shall no longer be effective.

 Silmarc Pharma will supply DHPI with label artwork, and the label text in Italian and DHPI will print the labels. DHPI will inform Silmarc Pharma about label sizes. The label shall also include the following:

                 Fabbricato e Confezionato in Esclusiva per
                            SILMARC PHARMA s.r.I.
                               LUCCA - ITALIA

                       da DESERT HEALTH PRODUCTS, INC
                             SCOTTSDALE, ARIZONA
                                    U.S.A

8. Term of the Agreement

 This Agreement shall remain in effect for a period of five (5) years as of the Effective Date and shall be renewed at three-year intervals unless either party renders written notice to the other party of its intention not to renew the contract. Such written notice will be given at least 6 month before the expiration of the initial five (5) years period and at least six month prior to the expiration W-7 any additional five (5) year renewal period.

9. Termination.

 If either party materially defaults in the performance of any material agreement, condition or covenant of this Agreement and such default or noncompliance shall not have been remedied, or steps initiated to remedy the same to the other party's reasonable satisfaction, within 60 days after receipt by the defaulting party of a notice thereof from the other party, the party not in default may terminate this Agreement by notice in writing to the other upon or at any time after the occurrence of the following events:

- DHPI is no longer in the position to supply the Products for reasons not failing within the definition of Force Mcleure according to the governing law of this Agreement;

- Silmarc Pharma could not obtain from the Italian Health Authorities the authorization to market the products.

- if the other party is unable to pay its debts, files for bankruptcy or enters into liquidation, or takes or suffers any similar action in consequence of a debt, or ceases for any reason to carry on business.

10. Governing Law.

 This agreement shall be governed by and construed in accordance with the laws of Switzerland. All disputes arising from this Agreement which DHPI and Silmarc Pharma cannot settle amicably, shall be governed and decided fully and finally in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by an arbitrate tribunal, excluding recourse to ordinary courts. The tribunal shall consist of three (3) arbitrators and shall sit in Zurich, Switzerland. One of them shall be nominated by DHPI the second by Silmarc Pharma, and the third, to act as president, shall be nominated jointly by the first two arbitrators. If a party should fail to nominate an arbitrator within one (1) month after it has been requested by the other party to do so, or if the two arbitrators should fail to agree on the nomination of the last nominated arbitrator, the president of the International Chamber of Commerce of Zurich, or his duly authorized delegate, shall nominate the arbitrator or arbitrators, respectively, upon request on one of the parties or the other arbitrators. The arbitrators shall Interpret, construe and enforce this Agreement according to laws of Switzerland.

11. Assignment

 This Agreement may not be assigned or transferred except to an Affiliate without the other party's prior written consent.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate as of the date first above written. (Efficacy Date)

                   DESERT HEALTH PRODUCTS INC.

                   By: /s/ Johnny Shannon

                   Name: Johnny Shannon

                   Title: Chairman, President & CEO

                   SILMARC PHARIVIA 9.0.

                    By: /s/ Silverio Casolaro

                   Name: Silverio Casolaro

                   Title: Chairman & Managing Director

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                      ADDENDUM A

Product                 Count               Price
Glucosamine Complex     30 capsules         US$ 2.73
                        60 capsules         US$ 4.17

Grape Seed Complex      30 capsules         US$ 4.42
                        60 capsules         US$ 5.56

Grape Seed Powder       240 grams           US$ 4.79

OsteoDense Plus         30 capsules         US$ 3.12
                        60 capsules         US$ 3.29

Hawaiian Noni           30 capsules         US$ 2.51
                        60 capsules         US$ 3.89

Beepollen 500 mg        30 tablets          US$ 1.88
Beepollen 500 mg        60 tablets          US$ 2.09
Beepollen 500 mg        100 tablets         US$ 2.61

All prices are FCA our warehouse in Scottsdale, Arizona Prices effective July 15, 2000